THE NOTTINGHAM INVESTMENT TRUST II


                           Certificate of Designation
               Brown Capital Management International Equity Fund


         The undersigned, being the Secretary of Nottingham Investment Trust II (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY THAT, pursuant to the authority conferred upon the Trustees of the Trust by
Section 6.2 and Section 11.4 of the Agreement and Amended and Restated Declaration of Trust of the Trust, as amended from time to time (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on March 15, 1999, the Declaration of Trust is amended as follows:

         (1) Designation. There is hereby established and designated as of that date the Brown Capital Management International Equity Fund (hereinafter referred to as the "Fund"). The beneficial interest in the Fund shall be divided into Institutional Shares having a nominal or par value of $0.00 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Shares of the Fund shall have the rights and preferences provided in Section 6.2 of the Declaration of Trust and the Rule 18f-3 Multi-Class Plan of the Trust, as amended from time to time.

         (a)  Amendment,  etc.  Subject to the  provisions  and  limitations  of
Section 11.4 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Fund, such amendment may be adopted by an instrument signed in writing by a Majority of the Trustees (or an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 10.1 of the Declaration of Trust of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote, without regard to Series.

         (b) Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of The Commonwealth of Massachusetts.

         The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set his hand and seal effective as of the 15th day of March, 1999.

                                                 /s/ C. Frank Watson, III
[CORPORATE SEAL]                                 _______________________________
                                                 C. Frank Watson, III, Secretary

                                 ACKNOWLEDGEMENT

                                 NORTH CAROLINA


  Edgecombe                                              March 15, 1999
_________________ County, ss.:                         __________________



           Then personally appeared the above named C. Frank Watson, III, and acknowledged the foregoing instrument to be his free act and deed. Before me,



                                         /s/ Sarah W. Narron
                                        ________________________
                                             Notary Public



My commission expires:  November 30, 2002         [NOTARY SEAL, NASH COUNTY, NC]
                       ____________________